                                                                    Exhibit 10.1
                                                                    ------------

================================================================================


               ===================================================
                                 LOAN AGREEMENT

               ===================================================

                         CITIZENS BANK OF MASSACHUSETTS
                                   The Lender


               ===================================================




                               LOJACK CORPORATION
                               The Lead Borrower
                                      For:

                               LOJACK CORPORATION
                        LOJACK INTERNATIONAL CORPORATION
                        LOJACK OF NEW JERSEY CORPORATION
                             RECOVERY SYSTEMS, INC.
                           LOJACK HOLDINGS CORPORATION
                          LOJACK OF PENNSYLVANIA, INC.
                     LOJACK RECOVERY SYSTEMS BUSINESS TRUST
                               LOJACK ARIZONA, LLC
                        VEHICLE RECOVERY SYSTEMS COMPANY

                                 The Borrowers
               ===================================================



                                 June 21, 2002

================================================================================

                                TABLE OF CONTENTS

Article 1: - Definitions: ...................................................  7

 Article 2: - The Revolving Credit: ......................................... 17
         2-1.     Establishment of  Revolving Credit ........................ 17
         2-2.     Commitment to Make Revolving Credit Loans and
                    Support Letters of Credit. .............................. 17
         2-3.     Revolving Credit Loan Requests ............................ 18
         2-4.     Suspension of Revolving Credit ............................ 19
         2-5.     Making of Revolving Credit Loans .......................... 20
         2-6.     The Loan Account .......................................... 20
         2-7.     The Revolving Credit Note ................................. 21
         2-8.     Payment of The Loan Account ............................... 21
         2-9.     Repayments, Continuations and Conversions
                    regarding LIBOR Rate Loans .............................. 21
         2-10.    Prepayment of LIBOR Rate Loans ............................ 21
         2-11.    Interest on Revolving Credit Loans .......................  22
         2-12.    Unused Line Fee ........................................... 23
         2-13.    Concerning Fees ........................................... 23
         2-14.    Procedures For Issuance of L/C's .......................... 23
         2-15.    Fees For L/C's ............................................ 24
         2-16.    Concerning L/C's .......................................... 24
         2-17.    LIBOR Rate Lending Unlawful ............................... 26
         2-18.    Substitute Rate ........................................... 26
         2-19.    Designation of Lead Borrower as Borrowers' Agent .......... 26

Article 3: - Conditions Precedent: .......................................... 27
         3-1.     Corporate Due Diligence ................................... 27
         3-2.     Opinion ................................................... 27
         3-3.     Additional Documents ...................................... 28
         3-4.     Representations and Warranties ............................ 28
         3-5.     All Fees and Expenses Paid ................................ 28
         3-6.     No Borrower In Default .................................... 28
         3-7.     No Adverse Change ......................................... 28

Article 4: - General Representations, Covenants and Warranties: ............. 28
         4-1.     Payment and Performance of Liabilities .................... 28
         4-2.     Due Organization. Authorization. No Conflicts ............. 28
         4-3.     Infrastructure ............................................ 29
         4-4.     Indebtedness .............................................. 30
         4-5.     Negative Pledge ........................................... 30
         4-6.     Insurance ................................................. 30
         4-7.     Licenses .................................................. 31
         4-8.     Leases .................................................... 31
         4-9.     Requirements of Law ....................................... 31
         4-10.    Labor Relations ........................................... 31
         4-11.    Taxes ..................................................... 32
         4-12.    No Margin Stock ........................................... 33
         4-13.    ERISA ..................................................... 33
         4-14.    Hazardous Materials ....................................... 34
         4-15.    Litigation ................................................ 34
         4-16.    Investments and Loans ..................................... 34
         4-17.    Dividends ................................................. 35





                                       ..2..

        4-18.    Corporate Action. Mergers and Acquisitions ................. 35
        4-19.    Line of Business ........................................... 35
        4-20.    Affiliate Transactions ..................................... 35
        4-21.    Dissolution of Certain Subsidiaries ........................ 35
        4-22.    Further Assurances ......................................... 36
        4-23.    Adequacy of Disclosure ..................................... 36
        4-24.    Primary Accounts ........................................... 36

Article 5: Financial Reporting and Performance Covenants: ................... 36
        5-1.     Maintain Records ........................................... 36
        5-2.     Access to Records .......................................... 37
        5-3.     Immediate Notice to Lender ................................. 37
        5-4.     Quarterly Reports .......................................... 38
        5-5.     Annual Reports ............................................. 38
        5-6.     Compliance Certificates .................................... 39
        5-7.     Additional Financial Information ........................... 40
        5-8.     Financial Performance Covenants ............................ 40

Article 6: - Events of Default: ............................................. 40
        6-1.     Failure to Pay the Revolving Credit. ....................... 40
        6-2.     Failure To Make Other Payments ............................. 40
        6-3.     Failure to Perform Covenant or Liability (No Grace
                   Period) .................................................. 40
        6-4.     Failure to Perform Covenant or Liability (Grace Period) .... 40
        6-5.     Misrepresentation .......................................... 41
        6-6.     Acceleration of Other Debt. Breach of Lease ................ 41
        6-7.     Default Under Other Agreements ............................. 41
        6-8.     Uninsured Casualty Loss .................................... 41
        6-9.     Attachment. Judgment. Restraint of Business ................ 41
        6-10.    Business Failure ........................................... 41
        6-11.    Bankruptcy ................................................. 42
        6-12.    Indictment - Forfeiture .................................... 42
        6-13.    Challenge to Loan Documents ................................ 42
        6-14.    Key Management. ............................................ 43
        6-15.    Change in Control. ......................................... 43

Article 7: - Rights and Remedies Upon Default: .............................. 43
        7-1.     Acceleration ............................................... 43
        7-2.     Rights and Remedies ........................................ 43

Article 8: - Notices: ....................................................... 43
        8-1.     Notice Addresses ........................................... 43
        8-2.     Notice Given ............................................... 44

Article 9: - Term: .......................................................... 44
        9-1.     Termination of Revolving Credit ............................ 45
        9-2.     Actions On Termination ..................................... 45

Article 10: - General: ...................................................... 45
        10-1.    Protection of Assets ....................................... 45
        10-2.    Publicity. ................................................. 45
        10-3.    Successors and Assigns. .................................... 46
        10-4.    Severability ............................................... 46
        10-5.    Amendments.  Course of Dealing ............................. 46





                                       ..3..

10-6.    Increased Costs ...................................................  46
10-7.    Increased Capital Costs. ..........................................  47
10-8.    Taxes .............................................................  48
10-9.    Costs and Expenses of the Lender ..................................  48
10-10.   Confidentiality ...................................................  49
10-11.   Copies and Facsimiles .............................................  49
10-12.   Massachusetts Law .................................................  49
10-13.   Consent to Jurisdiction ...........................................  49
10-14.   Indemnification ...................................................  50
10-15.   Indemnification Regarding LIBOR Rate Loans ........................  51
10-16.   Rules of Construction .............................................  51
10-17.   Intent ............................................................  53
10-18.   Participations: ...................................................  53
10-19.   Right of Set-Off ..................................................  53
10-20.   Pledges To Federal Reserve Banks: .................................  53
10-21.   Maximum Interest Rate. ............................................  53
10-22.   Waivers. ..........................................................  54





                                       ..4..

                                              EXHIBITS

         2:2-7          :      Revolving Credit Note
         3:3-3          :      Closing Agenda
         4:4-2          :      Borrower Certificates
         4:4-4          :      Indebtedness
         4:4-5          :      Encumbrances
         4:4-8          :      Leases
         4:4-11         :      Taxes
         4:4-15         :      Litigation
         4:4-23         :      Contingent Obligations
         5:5-8          :      Financial Performance Covenants





                                       ..5..

===============================================================================

LOAN AGREEMENT                                   CITIZENS BANK OF MASSACHUSETTS

===============================================================================

                                                                  June 21, 2002

         THIS LOAN AGREEMENT (this "Agreement") is made between

                CITIZENS BANK OF MASSACHUSETTS (the "Lender") a state chartered bank with offices at 28 State Street, Boston, Massachusetts 02109,

                  and

                LOJACK CORPORATION (in such capacity, the "Lead Borrower"), a Massachusetts corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, as agent for the following (individually, a "Borrower" and collectively, the "Borrowers"):

                LOJACK CORPORATION, a Massachusetts corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK INTERNATIONAL CORPORATION, a Delaware corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK OF NEW JERSEY CORPORATION, a Delaware corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                RECOVERY SYSTEMS, INC., a Florida corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK HOLDINGS CORPORATION, a Massachusetts corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK OF PENNSYLVANIA, INC., a Delaware corporation with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK RECOVERY SYSTEMS BUSINESS TRUST, a Massachusetts business trust with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090,

                LOJACK ARIZONA, LLC, a Delaware limited liability company with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, and

                VEHICLE RECOVERY SYSTEMS COMPANY, a corporation organized under the laws of the province of Nova Scotia, Canada with its principal executive offices at 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090.

in consideration of the mutual covenants contained herein and benefits to be derived herefrom,





                                       ..6..

                                   WITNESSETH:


Article 1: - Definitions:

         As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

         "Affiliate":      The following:
                           (a) With respect to any two Persons, a relationship
                  in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

                           (b) Any Person which: is a parent, brother-sister,
                  subsidiary, or affiliate, of a Borrower; has such enterprise's tax returns or financial statements consolidated with that Borrower's; is a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which any Borrower is a member; or controls or is controlled by any Borrower.

         "Applicable Law":     As to any Person:(i) All statutes, rules,
                  regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

         "Applicable Margin": is two hundred basis points (2.0%); provided, however, if the Borrowers' ratio of (i) EBITDA, less net capital expenditures less stock repurchases and dividends paid, less cash taxes to (ii) current maturities of long term debt looking forward plus interest expense paid in the prior four quarters, tested as of the end of each of the Borrowers' fiscal quarters and calculated in each case on a rolling basis for the four (4) immediately preceding quarters, is not less than 1.10 to 1.0 for two consecutive fiscal quarters, then the Applicable Margin shall be one hundred seventy-five basis points (1.75%) effective five (5) Business Days after the Lender has been provided satisfactory evidence of such compliance.





                                       ..7..

           "Assets":        Is defined in Section 4:4-5.

           "Bankruptcy Code":      Title 11, U.S.C., as amended from time to
                time.

           "Base Rate":     The Prime Rate announced from time to time by
                Citizens Bank of Massachusetts (or any successor in interest to Citizens Bank of Massachusetts). In the event that said bank (or any such successor) ceases to announce such a rate, "Prime Rate" shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Prime Rate. Any change in "Prime Rate" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Prime Rate" is being set.

           "Base Rate Loan": means any loan or advance the rate of interest applicable to which is based on the Base Rate.

           "Borrower" and "Borrowers":  Is defined in the Preamble.

           "Business Day": Means (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;
                (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and
                (ii) a London Banking Day; and (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

           "Capital Expenditures": The expenditure of funds or the incurrence of liabilities which are or shall be capitalized in accordance with GAAP.

           "Capital Lease": Any lease which is or should be capitalized in accordance with GAAP.

           "Change in Control":    The occurrence of any of the following:
                            (a) The acquisition, by any group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 35% or more of the issued and





                                       ..8..

           outstanding capital stock of the Lead Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Lead Borrower.

                      (b) More than half of the persons who were directors of the Lead Borrower on the first day of any period consisting of Twelve
           (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which this Agreement was executed), together with any new directors whose election to the Board of Directors of the Lead Borrower or whose nomination for election by the stockholders of the Lead Borrower was approved by a vote of at least 66-2/3% of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease, for any reason other than death or disability, to be directors of the Lead Borrower.

                             Any failure of the Lead Borrower to own, directly or indirectly, beneficially and of record, 100% of the capital stock of all other Borrowers.

     "Consolidated": When used to modify a financial term, test, statement, or report, refers to the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of the Borrowers and their subsidiaries.

     "Costs of Collection": Includes all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Lender's attorneys, and all reasonable out-of-pocket costs incurred by the Lender directly or indirectly related to the negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the any collateral the Lender may have available to it, the Liabilities, and/or the Lender's Rights and Remedies and/or any of the rights and remedies of the Lender against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender's option may bear interest at the then effective Base Rate.

     "Current Assets":       Are amounts that under GAAP should be included on
           that date as current assets on Borrowers' Consolidated balance sheet.

     "Current Liabilities":  Are the aggregate amount of Borrowers' Consolidated
           Total Liabilities which mature within one (1) year plus, without duplication, all amounts outstanding under the Revolving Credit (including, without limitation, the Stated Amount of any issued but undrawn L/Cs).





                                       ..9..

         "Default":        Any occurrence, circumstance, or state of facts with
                  respect to a Borrower which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

         "EBITDA":         The Borrowers' Consolidated earnings before interest,
                  taxes, depreciation, and amortization, each as determined in accordance with GAAP.

         "Employee Benefit Plan":   As defined in ERISA.

         "End Date":       The date upon which all of the following conditions
                  are met: (a) all payment Liabilities described in 9:9-2(a) have been paid in full and (b) all obligations of the Lender to make loans and advances and to provide other financial accommodations to the Borrowers hereunder shall have been irrevocably terminated and (c) those arrangements concerning L/C's which are described in Section 9:9-2(b) have been made.

         "Environmental Laws": All of the following:
                           (a) Applicable Law which regulates or relates to, or
                  imposes any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect.

                           (b) The common law relating to damage to Persons or
                  property from Hazardous Materials.

         "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate": Any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes any Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

         "Events of Default": Is defined in Article 6:. An "Event of Default" shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Lender.





                                       ..10..

         "GAAP":           Principles which are consistent with those
                  promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made.

         "Hazardous Materials": Any (a) substance which is defined or regulated as a hazardous material in or under any Environmental Law and
                  (b) oil in any physical state.

         "Hedging Obligations" Means, with respect to any Borrower, all liabilities of such Borrower to the Lender under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

         "Indebtedness":   All indebtedness and obligations of or assumed by any
                  Person on account of or in respect to any of the following:

                           (a) In respect of money borrowed (including any
                  indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.

                           (b) In connection with any letter of credit or
                  acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).

                           (c) In connection with the sale or discount of
                  accounts receivable or chattel paper of such Person.

                           (d) As lessee under Capital Leases.

                           (e) In connection with any sale and leaseback
                  transaction.

                               "Indebtedness" also includes:

                                    (x) Indebtedness of others secured by an
                               Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.

                                    (y) Any guaranty, endorsement, suretyship or
                               other undertaking pursuant to which that Person may be liable on account of any Indebtedness of any third party.

                                    (z) The Indebtedness of a partnership or
                               joint venture for which such Person is liable as a general partner or joint venturer.





                                       ..11..

         "Indemnified Person":  Is defined in Section 10:10-14.

         "Interest Payment Date" Means (i) relative to any LIBOR Rate Loan, having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (ii) relative to each LIBOR Advantage Rate Loan, initially, the 21st day of July, 2002, and thereafter the numerically corresponding date of each month; provided, however, that if a month does not contain a day that numerically corresponds to the date of such Interest Payment Date, the Interest Payment Date relative to LIBOR Advantage Rate Loans shall be last Business Day of such month; the Termination Date; and the End Date and (iii) relative to each Base Rate Loan, the last day of each month; the Termination Date; and the End Date.

         "Interest Period": Means: relative to any LIBOR Rate Loans

                  (a) initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as, or converted into, a LIBOR Rate Loan pursuant to Section 2:2-3 and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six months (or such other period if a different period is offered by the Lender) thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2:2-3; and

                  (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter (or such other period if a different period is offered by the Lender), as selected by the Borrower by irrevocable notice to the Lender not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

                  provided, however, that (i) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than five (5) different dates; (ii) Interest Periods for LIBOR Rate Loans in connection with which Borrower has entered into a Hedging Obligation with the Lender shall be of the same duration as the relevant periods set under such Hedging Obligation; (iii) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day





                                       ..12..

                   falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and
                   (iv) no Interest Period may end later than the termination of this Agreement.

          "L/C": Any letter of credit, the issuance of which is procured by the Lender for the account of any Borrower and any acceptance made on account of such letter of credit.

          "Lease": Any lease or other agreement, no matter how styled or structured, pursuant to which a Borrower is entitled to the use or occupancy of any space.

          "Lender":    Is defined in the Preamble to this Agreement.

          "Lender's Rights and Remedies": Is defined in Section 7:7-2.

          "Liabilities":   Includes, without limitation, the following:

                           (i) Any and all direct and indirect liabilities, debts, and obligations of each Borrower to the Lender, each of every kind, nature, and description under any Loan Document.

                           (ii) Each obligation to repay any loan, advance, indebtedness, note, obligation, overdraft, or amount now or hereafter owing by any Borrower to the Lender (including all future advances whether or not made pursuant to a commitment by the Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Lender may hold against any Borrower.

                           (iii) All Hedging Obligations.

                           (iv) All interest, fees, and charges and other amounts which may be charged by the Lender to any Borrower and/or which may be due from any Borrower to the Lender from time to time pursuant to any Loan Document.

                           (v) All costs and expenses incurred or paid by the Lender in respect of any Loan Document (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).

                           (vi) Any and all covenants of each Borrower to or with the Lender and any and all obligations of each Borrower to act or to refrain from acting in accordance with the Loan Documents.

          "LIBOR Advantage Interest Period": Means initially, the period commencing as of the date of this agreement (the "Start Date") and ending on the numerically corresponding date one month later,





                                       ..13..

                    and thereafter each one month period ending on the day of such month that numerically corresponds to the Start Date. If a LIBOR Advantage Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the LIBOR Advantage Interest Period will end on the last Business Day of such month.

          "LIBOR Advantage Rate": Means relative to any LIBOR Advantage Interest
                    Period, the offered rate for delivery in two London Banking Days of deposits of U.S. Dollars which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day on which the LIBOR Advantage Interest Period commences and for a period approximately equal to such LIBOR Advantage Interest Period. If the first day of any LIBOR Advantage Interest Period is not a day which is both a (i) Business Day, and (ii) a London Banking Day, the LIBOR Advantage Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Lender is unable to determine the LIBOR Advantage Rate for any Interest Period, the LIBOR Advantage Rate shall be deemed to be equal to the Base.

          "LIBOR Advantage Rate Loan": Means any loan or advance the rate of interest applicable to which is based upon the LIBOR Advantage Rate.

          "LIBOR Lending Rate": Means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

                       LIBOR Lending Rate   =            LIBOR Rate
                                              (1.00 -  LIBOR Reserve Percentage)

          "LIBOR Rate": Means relative to any Interest Period for LIBOR Rate
                    Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers' Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

          "LIBOR Rate Loan": Means any loan or advance the rate of interest applicable to which is based upon the LIBOR Rate.





                                       ..14..

          "LIBOR Rate Loan Prepayment Fee": Is defined in Section 2:2-10.


          "LIBOR Reserve Percentage": Means, relative to any day of any Interest
                   Period for LIBOR Rate Loans, the maximum aggregate
                   (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the "Board") or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of "Eurocurrency Liabilities", as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

          "Loan Account":       Is defined in Section 2:2-6.

          "Loan Documents":     This Agreement and each other instrument or
                   document from time to time executed and/or delivered in connection with the arrangements contemplated hereby.

          "London Banking Day": Means a day on which dealings in US dollar deposits are transacted in the London interbank market.

          "Material Accounting Change": Any change in GAAP applicable to accounting periods subsequent to the Borrowers' fiscal year most recently completed prior to the execution of this Agreement, which change has a material effect on the Borrowers' Consolidated financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrowers, when compared with such condition or results as if such change had not taken place.

          "Material Adverse Effect":    Means a material adverse effect on: (a)
                   the business condition (financial or otherwise), operations, performance, properties, or prospects of the Borrowers, taken as a whole, (b) the rights and remedies of the Lender under this Agreement, or (c) the ability of any Borrower to perform its obligations under this Agreement.

          "Maturity Date":  June 21, 2005.

          "Participant":  Is defined in Section 10:10-18.





                                       ..15..

          "Permitted Encumbrances":  Is those Encumbrances (if any) listed on
                  EXHIBIT 4:4-5, annexed hereto.

          "Permitted Indebtedness":  Is the Indebtedness (if any) listed on
                  EXHIBIT 4:4-4, annexed hereto.

          "Person": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

          "Requirements of Law":  As to any Person:

                         (a)      Applicable Law.
                         (b)      That Person's organizational documents.
                         (c)      That Person's by-laws and/or other
                   instruments which deal with corporate or similar governance, as applicable.

          "Reserve Percentage":   The decimal equivalent of that rate applicable
                   to the Lender under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement of the Lender with respect to "Eurocurrency liabilities" as defined in such regulations. The Reserve Percentage applicable to a particular Eurodollar Loan shall be based upon that in effect during the subject Interest Period, with changes in the Reserve Percentage which take effect during such Interest Period to take effect (and to consequently change any interest rate determined with reference to the Reserve Percentage) if and when such change is applicable to such loans.

          "Revolving Credit":     Is defined in Section 2:2-1.

          "Revolving Credit Ceiling":      $10,000,000.00.

          "Revolving Credit Loans":        Loans made under the Revolving
                   Credit, except that where the term "Revolving Credit Loan" is used with reference to available interest rates applicable to the loans under the Revolving Credit, it refers to so much of the unpaid principal balance of the Loan Account as bears the same rate of interest for the same Interest Period. (See
                   Section 2:2-11(e)).

          "Revolving Credit Note":         Is defined in Section 2:2-7.

          "SEC":   The Securities and Exchange Commission.





                                       ..16..

          "Stated Amount":        At any time the maximum amount for which an
                   L/C may be honored at such time.

          "Tangible Net Worth":   Is Consolidated stockholders equity determined
                   in accordance with GAAP, less any asset properly classified as intangible assets of a Borrower pursuant to GAAP.

          "Termination Date": The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 6:6-11, below; or (c) the Lender's notice to the Lead Borrower setting the Termination Date following the occurrence of any Event of Default other than as described in Section 6:6-11, below.

          "Total Liabilities": Is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers' Consolidated balance sheet, including all Indebtedness.

          "Unused Line Fee":      Is defined in Section 2:2-12.


 Article 2: - The Revolving Credit:

          2-1 .    Establishment of  Revolving Credit

                   (a) The Lender hereby establishes a revolving line of credit (the "Revolving Credit") in the Borrowers' favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrowers as provided herein.

                   (b) The aggregate amount of all loans, advances and other financial accommodations made hereunder (including the Stated Amount of all issued L/Cs) shall not exceed the Revolving Credit Ceiling.

                   (c) The proceeds of borrowings under the Revolving Credit shall be used solely for the Borrowers' general corporate purposes.

          2-2.     Commitment to Make Revolving Credit Loans and Support Letters
of Credit. Subject to the provisions of this Agreement and provided no Borrower is then in Default, the Lender shall make a loan or advance under the Revolving Credit and shall have an L/C issued for the account of the Lead Borrower, in each instance if duly and timely requested by the Lead Borrower.





                                       ..17..

          2-3.     Revolving Credit Loan Requests.

                   (a) Requests for loans and advances under the Revolving Credit or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan may be requested by the Lead Borrower (and only the Lead Borrower) in such manner as may from time to time be acceptable to the Lender.

                   (b) Subject to the provisions of this Agreement, the Lead Borrower may request a Revolving Credit Loan and elect an interest rate and Interest Period to be applicable to that Revolving Credit Loan by giving notice to the Lender by no later than the following:

                       (i) If such Revolving Credit Loan is to be or is to be converted to a Base Rate Loan: By 11:30AM Boston time on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted.


                       (ii) If such Revolving Credit Loan is to be or is to be converted to a LIBOR Advantage Rate Loan: By 11:30AM Boston time on the Business Day on which the subject Revolving Credit Loan is to be made or is to be so converted.

                       (iii) If such Revolving Credit Loan is to be, or is to be continued as, or converted to, a LIBOR Rate Loan: by delivering a borrowing request to the Lender on or before 10:00 a.m., Boston time, on a Business Day, the Lead Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days' notice, that a LIBOR Rate Loan be made in a minimum amount of $100,000.00 and integral multiples of $50,000.00, with an Interest Period of one, two, three or six months (or such other period as may be offered by the Lender). On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to the Borrowers no later than 11:00 a.m. Boston time on the first day of the applicable Interest Period by deposit to the account of the Borrowers as shall have been specified in its borrowing request.

                       (iv) By delivering a continuation/conversion notice to the Lender on or before 10:00 a.m., Boston time, on a Business Day, the Lead Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days' notice, that all, or any portion in an aggregate minimum amount of $100,000.00 and integral multiples of $50,000.00 of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, or continued as, LIBOR Rate Loans when any Borrower is in Default and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to, LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. In the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically convert to a loan that accrues interest by reference to the Base Rate.





                                       ..18..

                       (v) Any LIBOR Rate Loan which matures while any Borrower is in Default shall be converted, at the option of the Lender, to a Base Rate Loan notwithstanding any notice from the Lead Borrower that such Loan is to be continued as a LIBOR Rate Loan.

                   (c) Any request for a Revolving Credit Loan or for the continuance or conversion of an interest rate applicable to a Revolving Credit Loan which is made after the applicable deadline therefor, as set forth above, shall be deemed to have been made at the opening of business on the then next Business Day.

                   (d) The Lender may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Lender, in good faith, believes to have been made by a Person duly authorized to act on behalf of the Lead Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Lender's being furnished with such documentation concerning that Person's authority to act as may be satisfactory to the Lender.

                   (e) A request by the Lead Borrower for loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by each Borrower that as of the date of such request, each of the following is true and correct:

                       (i) There has been no material adverse change in the Borrowers' financial condition from the most recent financial information furnished Lender pursuant to this Agreement.

                       (ii) Each representation which is made herein or in any of the Loan Documents is then true and complete in all material respects as of and as if made on the date of such request (accordingly and for example, for those made as of a specific date, such representations and warranties shall be true and correct in all material respects as of such earlier date and shall be reaffirmed and "dated down" to the date of such request).

                       (iii) Unless accompanied by a written Certificate of the Lead Borrower's President or its Chief Financial Officer describing (in reasonable detail) the facts and circumstances thereof and the steps (if any) being taken to remedy such condition, that no Borrower is in Default.

                   (f) Any Revolving Credit Loan which is the subject of an interest rate swap agreement, interest rate cap agreement, interest rate collar agreements, or any other agreements or arrangements designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates (including the initial Revolving Credit Loan made hereunder) shall be made, subject to the terms hereof, as a LIBOR Rate Loan.

          2-4.     Suspension of Revolving Credit.  If, at any time or from time to time, any Borrower is in Default:

                   (a) The Lender may suspend the Revolving Credit immediately, in which event, the Lender shall not be obligated, during such suspension, to make any loans or advance, or to provide any financial accommodation hereunder





                                       ..19..

                   (b) The Lender may suspend the right of the Lead Borrower to request any LIBOR Rate Loan or to convert any Base Rate Loan to a LIBOR Rate Loan.

          2-5.     Making of Revolving Credit Loans.

                   (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to an account of the Lead Borrower maintained by the Lender or as otherwise instructed by the Lead Borrower.

                   (b) A loan or advance shall be deemed to have been made under the Revolving Credit (and the Borrowers shall be indebted to the Lender for the amount thereof immediately) at the following:

                         (i) The Lender's transfer of the proceeds of such loan or advance in accordance with the Lead Borrower's instructions (if such loan or advance is of funds requested by the Lead Borrower).

                         (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).

                   (c) There shall not be any recourse to or liability of the Lender or any Revolving Credit Lender, on account of:

                         (i) Any delay in the making of any loan or advance requested under the Revolving Credit.

                         (ii) Any delay by any bank or other depository institution in treating the proceeds of any such loan or advance as collected funds.

                         (iii) Any delay in the receipt, and/or any loss, of
                   funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the Lender in accordance with wire instructions provided to the Lender by the Lead Borrower.

          2-6.     The Loan Account.

                   (a) An account ("Loan Account") shall be opened on the books of the Lender in which a record shall be kept of all loans and advances made under the Revolving Credit.

                   (b) The Lender shall also keep a record (either in the Loan Account or elsewhere, as the Lender may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed to the Lender on account of the Liabilities and of all credits against such amounts so owed.

                   (c) All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender or is disgorged for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

                   (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which any Borrower is obligated hereunder are payable on demand. In the determination of Availability, the Lender





                                       ..20..

may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.

                   (e) The Lender, without the request of the Lead Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which Lender is entitled from any Borrower pursuant hereto and may charge the same to the Loan Account. Any amount which is added to the principal balance of the Loan Account as provided in this Section 2:2-6(e) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

                   (f) Any statement rendered by the Lender to the Lead Borrower concerning the Liabilities shall be considered correct and accepted by each Borrower absent manifest error.

          2-7. The Revolving Credit Note. The Borrowers' obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by a note (the "Revolving Credit Note") in the form of
EXHIBIT 2:2-7, annexed hereto, executed by each Borrower. Neither the original nor a copy of the Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that the Revolving Credit Note is ever lost, mutilated, or destroyed, each Borrower shall execute a replacement thereof and deliver such replacement to the Lender.

          2-8.     Payment of The Loan Account.

                   (a) The Borrowers shall pay interest on the Loan Account as provided in Section 2:2-11.

                   (b) The Borrowers shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

          2-9.     Repayments, Continuations and Conversions regarding LIBOR
Rate Loans. With respect to LIBOR Rate Loans, on the last day of the Interest Period relating to each LIBOR Rate Loan, such LIBOR Rate Loan may be continued for an additional Interest Period or, if no notice is given, will be automatically converted to a Base Rate Loan.

          2-10.    Prepayment of LIBOR Rate Loans. LIBOR Rate Loans in
connection with which the Borrowers have entered into Hedging Obligations with the Lender may not be prepaid; other LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. The Borrower shall give the Lender, no later than 10:00 a.m., Boston time, at least three (3) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $50,000.00 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest





                                       ..21..

on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period shall result in the Lender incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount ("LIBOR Rate Loan Prepayment Fee") determined by the Lender pursuant to the following formula: (i) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from (ii) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid. If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. The resulting amount shall be divided by three hundred sixty (360) and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

          2-11.    Interest on Revolving Credit Loans.

                   (a) Each Revolving Credit Loan shall bear interest at the Base Rate unless timely notice is given (as provided in Section 2:2-5) that the subject Revolving Credit Loan (or a portion thereof) is, or is to be converted to, a LIBOR Rate Loan or a LIBOR Advantage Rate Loan.

                   (b) Each Revolving Credit Loan which consists of a LIBOR Rate Loan shall bear interest on the outstanding principal amount during the Interest Period applicable thereto at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin.

                   (c) Each Revolving Credit Loan which consists of a LIBOR Advantage Rate Loan shall bear interest on the outstanding principal amount during the LIBOR Advantage Interest Period applicable thereto at a rate equal to the sum of the LIBOR Advantage Rate for such LIBOR Advantage Interest Period plus the Applicable Margin.

                   (d) Subject to, and in accordance with, the provisions of this Agreement, the Lead Borrower may cause all or a part of the unpaid principal balance of the Loan Account to bear interest at the Base Rate, the LIBOR Advantage Rate or the LIBOR Rate as specified from time to time by the Lead Borrower by notice to the Lender.





                                       ..22..

                   (e) For ease of reference and administration, each part of the Loan Account which bears interest at the same rate of interest and for the same Interest Period is referred to herein as if it were a separate "Revolving Credit Loan".

                   (f) The Borrowers shall pay accrued and unpaid interest on each Revolving Credit Loan in arrears as follows:

                       (i) On the applicable Interest Payment Date for that Revolving Credit Loan.
                       (ii)     On the Termination Date and on the End Date.
                       (iii) Following the occurrence of any Event of Default, with such frequency as may be determined by the Lender.

                   (g) Following the occurrence of any Event of Default (and whether or not the Lender exercises the Lender's rights on account thereof), all Revolving Credit Loans shall bear interest, at the option of the Lender at rate which is the aggregate of the rate applicable to Base Rate Loans plus Three Percent (3.0%) per annum.


          2-12.    Unused Line Fee. In addition to any other fee to be paid by the Borrowers on account of the Revolving Credit, the Borrowers shall pay the Lender the "Unused Line Fee" (so referred to herein) of 0.25% per annum of the average difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Revolving Credit Ceiling and the aggregate of the unpaid principal balance of the Loan Account and the undrawn Stated Amount of L/C's outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each calendar quarter after the execution of this Agreement and on the Termination Date.

          2-13.    Concerning Fees. The Borrowers shall not be entitled to any credit, rebate or repayment of any fee earned by the Lender pursuant to this Agreement or any Loan Document notwithstanding any termination of this Agreement or suspension or termination of the Lender's obligation to make loans and advances hereunder.

          2-14.    Procedures For Issuance of L/C's.

                   (a) The Lead Borrower may request that the Lender cause the issuance of L/C's for the account of any Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Lender.

                   (b) The Lender will endeavor to cause the issuance of any L/C so requested by the Lead Borrower, provided that, at the time that the request is made, the Revolving Credit has not been suspended as provided in Section 2:2-4 and if so issued:

                       (i) The aggregate Stated Amount of all L/C's then outstanding does not exceed Three Million Dollars ($3,000,000.00).





                                       ..23..

                           (ii) The expiry of the L/C is not later than the earlier of thirty (30) days prior to the Maturity Date or the following:
                                    (A)     Standby's: One (1) year from initial
                           issuance.
                                    (B)     Documentary's: Sixty (60) days from
                           issuance.

                   (c) Each Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be required by the Lender.

                   (d) There shall not be any recourse to, nor liability of, the Lender on account of
                           (i)      Any delay in issuing an L/C;
                           (ii) Any action or inaction on account of or in respect to, any L/C.

                   (e) The Borrowers shall reimburse the Lender for the amount of any honoring of a drawing under an L/C upon demand. The Lender, without the request of any Borrower, may advance under the Revolving Credit (and charge to the Loan Account) the amount of any honoring of any L/C and other amount for which any Borrower or the Lender becomes obligated on account of, or in respect to, any L/C.

          2-15.    Fees For L/C's.

                   (a) The Borrowers shall pay to the Lender, on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts charged by the Lender on account of, or in respect to, any L/C.

                   (b)     If any change in Applicable Law shall either:

                           (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by the Lender or with respect to which the Lender has an obligation to lend to fund drawings under any L/C; or

                           (ii)     impose on the Lender any other condition or
requirements relating to any such letters of credit; and the result of any event referred to in Section 2:2-15(b)(i) or 2:2-15(b)(ii), above, shall be to increase the cost to the Lender of issuing or maintaining any L/C, then, upon demand by the Lender and delivery by the Lender to the Lead Borrower of a certificate of an officer of the Lender describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on the Lender, and the basis for determining such increased costs and their allocation, the Borrowers shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender for such increased cost. The Lender's determination of costs incurred under Section 2:2-15(b)(i) or 2:2-15(b)(ii), above, and the allocation, if any, of such costs among the Borrowers and other letter of credit customers of the Lender, if done in good faith and made on an equitable basis and in accordance with such officer's certificate, shall be conclusive and binding on the Borrowers.

          2-16.    Concerning L/C's.





                                       ..24..

                   (a)     None of the Lender  or any advising, negotiating, or

paying bank with respect to any L/C shall be responsible in any way for:

                           (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to any Borrower.

                           (ii)     The form, sufficiency, correctness,
          genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

                   (b) The Lender may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

                   (c) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrowers. The Lender shall have discharged the Lender's obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). The Lender shall have no responsibility for any interruption or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

                   (d) The Lender's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

                   (e) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Lender and the Lead Borrower, documentary L/C's will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and standby L/C's will be governed by International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) and any respective subsequent revisions thereof.

                   (f) The obligations of the Borrowers under this Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

                           (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

                           (ii) Any Borrower's consent to any amendment or waiver of, or consent to the departure from, any L/C.

                           (iii) The existence of any claim, set-off, defense, or other right which any Borrower may have at any time against the beneficiary of any L/C.





                                       ..25..

                           (iv) Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

          2-17. LIBOR Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Lead Borrower be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of the Lender to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

          2-18.    Substitute Rate.  If the Lender shall have determined that:

                   (a) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Lender in the London interbank market;

                   (b) by reason of circumstances affecting the Lender in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration; or

                   (c) LIBOR no longer adequately reflects the Lender's cost of funding loans, then, upon notice from the Lender to the Lead Borrower, the obligations of the Lender under Section 2:2-3 to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until the Lender shall notify the Lead Borrower that the circumstances causing such suspension no longer exist.

          2-19.    Designation of Lead Borrower as Borrowers' Agent.

                   (a) Each Borrower hereby irrevocably designates and appoints the Lead Borr ower as that Borrower's agent to obtain loans and advances under the Revolving Credit, the proceeds of which shall be available to each Borrower for those uses as those set forth in
          Section 2:2-1(c). As the disclosed principal for its agent, each Borrower shall be obligated to the Lender on account of loans and advances so made under the Revolving Credit as if made directly by the Lender to that Borrower, notwithstanding the manner by which such loans and advances are recorded on the books and records of the Lead Borrower and of any Borrower.





                                       ..26..

                   (b) Each Borrower recognizes that credit available to it under the Revolving Credit is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Liabilities of all of the Borrowers.

                   (c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a "Borrower") on whose behalf the Lead Borrower has requested a Revolving Credit Loan.

                   (d) The proceeds of each loan and advance provided under the Revolving Credit which is requested by the Lead Borrower shall be deposited into an account maintained with the Lender or as otherwise indicated by the Lead Borrower. The Lead Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such loan and advance was obtained. The Lender shall not have any obligation to see to the application of such proceeds.

Article 3: - Conditions Precedent:

          As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3:3-1 through and including 3:3-4, (each in form and substance satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in Sections 3:3-4 through and including 3:3-7, shall have been satisfied:

          3-1.     Corporate Due Diligence.

                   (a) Certificates of good standing for each Borrower, respectively issued by the Secretary of State for the state in which that Borrower is organized.

                   (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature a Borrower's business conducted or assets owned requires such qualification.

                   (c) Certificates of each Borrower of the due adoption, continued effectiveness, and setting forth the texts of, each corporate or limited liability company resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

          3-2.     Opinion.  An opinion of counsel to those Borrowers organized in the United States in form and substance satisfactory to the Lender.





                                       ..27..

          3-3. Additional Documents. Such additional instruments and documents as the Lender or its counsel reasonably may require or request including, without limitation, the documents, certificates, agreements set forth on the Closing Agenda annexed hereto as EXHIBIT 3:3-3.

          3-4. Representations and Warranties. Each of the representations made by or on behalf of each Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Borrower shall be true and complete in all material respects as of the date as of which such representation or warranty was made.

          3-5. All Fees and Expenses Paid. All fees due at or immediately after the first funding under the Revolving Credit and all costs and expenses incurred by the Lender in connection with the establishment of the credit facility contemplated hereby (including the reasonable fees and expenses of counsel to the Lender) shall have been paid in full.

          3-6. No Borrower In Default.      No Borrower is in Default.

          3-7. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure has had a Material Adverse Effect upon the Consolidated financial condition of the Borrowers when compared with such financial condition as of the date of the most recent financial statements delivered to the Lender.

Article 4: - General Representations, Covenants and Warranties:

          To induce the Lender to establish the credit facility contemplated herein and to induce the Lender to provide loans and advances under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrowers, in addition to all other representations, warranties, and covenants made by any Borrower in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

          4-1. Payment and Performance of Liabilities. The Borrowers shall pay each payment Liability when due (or when demanded, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

          4-2.     Due Organization. Authorization. No Conflicts.

                   (a) Each Borrower presently is and hereafter shall remain in good standing as a corporation, limited liability company, or Massachusetts business trust (as applicable) under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good





                                       ..28..

standing in every other State in which, by reason of the nature or location of each Borrowers' assets or operation of each Borrowers' business, such qualification is necessary, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

                   (b) Each Borrower's respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is listed on the Borrower Certificates, annexed hereto as EXHIBIT 4:4-2.

                   (c) Without prior written consent of the Lender, no Borrower shall change its State of organization; any organizational identification number assigned to that Borrower by that State; or that Borrowers' federal taxpayer identification number.

                   (d) Each Affiliate is listed on EXHIBIT 4:4-2. The Lead Borrower shall provide the Lender with written notice in the quarterly reports required to be submitted pursuant to Section 5:5-4 of any entity's becoming or ceasing to be an Affiliate

                   (e) Each Borrower's locations are listed on EXHIBIT 4:4-2. The Lead Borrower shall provide the Lender with written notice in the quarterly reports required to be submitted pursuant to Section 5:5-4 of any change in any Borrower's locations.

                   (f) Each Borrower has all requisite power and authority to execute and deliver all Loan Documents to which that Borrower is a party and has and will hereafter retain all requisite power to perform all Liabilities.

                   (g) The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrowers' consummation of the transactions contemplated by such Loan Documents; each Borrowers' performance under those of the Loan Documents to which it is a party

                       (i)   Have been duly authorized by all necessary action.

                       (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower.

                       (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

                   (h) The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

          4-3.     Infrastructure.

                   (a) Each Borrower has and will maintain a sufficient infrastructure to conduct its business as presently conducted and as contemplated to be conducted following its execution of this Agreement.





                                       ..29..

               (b) Each Borrower owns and possesses, or has the right to use (and will hereafter own, possess, or have such right to use) all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for that Borrower's conduct of that Borrower's business.

               (c) The conduct by each Borrower of that Borrower's business does not presently infringe (nor will any Borrower conduct its business in the future so as to infringe) the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person in any material respect.

          4-4. Indebtedness. The Borrowers do not and shall not hereafter have any Indebtedness other than any Permitted Indebtedness.

          4-5. Negative Pledge. Except for Permitted Encumbrances, the Borrowers have not, and shall not, voluntarily or involuntarily, sell, transfer, assign, mortgage, pledge, lease, suffer any attachment, grant a security interest in, or encumber any of their assets or property (collectively, the "Assets"), without the written consent of Lender in each instance (which consent may be given or withheld at the Lender's sole subjective discretion), except for transfers (i) of inventory in the ordinary course of business, (ii) of licenses and similar arrangements for the use of the property of Borrowers in the ordinary course of business or (iii) of worn-out, obsolete or surplus equipment or inventory. The Borrowers have not, and shall not, enter into a negative pledge agreement, or similar agreement, affecting any of its rights to any of the Assets with any other Person (other than with respect to Assets subject to Permitted Encumbrances). The Borrowers hereby authorize the Lender to file a Financing Statement with all appropriate filing offices (in the Lender's discretion) naming each Borrower as Debtor therein with the following "collateral" description:

          THE PURPOSE OF THIS FINANCING STATEMENT IS TO GIVE NOTIFICATION THAT DEBTOR AND SECURED PARTY ARE PARTIES TO THAT CERTAIN LOAN AGREEMENT, WHEREBY DEBTOR, IN CONNECTION WITH SECURED PARTY'S LOAN OR LOANS TO DEBTOR, HAS AGREED, AMONG OTHER THINGS, NOT TO, VOLUNTARILY OR INVOLUNTARILY, ASSIGN, MORTGAGE, PLEDGE, LEASE, SUFFER ANY ATTACHMENT, GRANT A SECURITY INTEREST IN, OR ENCUMBER ANY OF DEBTOR'S ASSETS OR PROPERTY (SUBJECT TO EXCEPTIONS SET FORTH THEREIN), WITHOUT SECURED PARTY'S WRITTEN CONSENT IN EACH INSTANCE (WHICH CONSENT MAY BE GIVEN OR WITHHELD AT THE LENDER'S SOLE SUBJECTIVE DISCRETION).

          4-6. Insurance.





                                       ..30..

               (a) The Borrowers shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, as is customary in the industry for companies engaged in the same or similar business and written by a reputable insurance company.

               (b) The coverage currently maintained by the Borrowers presently satisfies the foregoing requirements, it being recognized by each Borrower, however, that such requirements may change hereafter to reflect changing circumstances.

               (c) The Lead Borrower shall furnish the Lender from time to time with certificates or other evidence satisfactory to the Lender regarding compliance by the Borrowers with the foregoing requirements.

               (d) In the event of the failure by the Borrowers to maintain insurance as required herein, the Lender, at its option and the Borrowers' expense, may obtain such insurance at the expense of the Borrowers, provided, however, the Lender's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrowers' failure to have maintained such insurance.

         4-7. Licenses. Each material license, distributorship, franchise, and similar agreement issued to, or to which any Borrower is a party is in full force and effect; no party to any such license or agreement is in default or violation thereof; and no Borrower has received any notice or threat of cancellation of any such license or agreement.

         4-8. Leases. EXHIBIT 4:4-8, annexed hereto, is a schedule of all presently effective Capital Leases and Leases; each of such Leases and Capital Leases is in full force and effect; no party to any such Lease or Capital Lease is in default or violation of any such Lease or Capital Lease; and no Borrower has received any notice or threat of cancellation of any such Lease or Capital Lease.

         4-9. Requirements of Law. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all Requirements of Law except where the failure of such compliance could not reasonably be expected to have a Material Adverse Effect. No Borrower has received any notice of any violation of any Requirement of Law that could reasonably be expected to have a Material Adverse Effect, which violation has not been cured or otherwise remedied.

         4-10. Labor Relations.

               (a) No Borrower has been, and none is presently a party to any collective bargaining or other labor contract.

               (b) There is not presently pending and, to any Borrower's knowledge, there is not threatened any of the following:

                  (i) Any strike, slowdown, picketing, work stoppage, or employee grievance process.





                                       ..31..

                  (ii) Any proceeding against or affecting any Borrower relating to the alleged violation of any Applicable Law pertaining to labor relations or before National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting any Borrower, which, if determined adversely to that Borrower could have more than a de minimis adverse effect on that Borrower.

                  (iii) Any lockout of any employees by any Borrower (and no such action is contemplated by any Borrower).

                  (iv) Any application for the certification of a collective bargaining agent.

               (c) No event has occurred or circumstance exists which could provide the basis for any work stoppage or other labor dispute.

               (d) Each Borrower:

                  (i) Has complied in all material respects with all Applicable Law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

                  (ii) Is not liable for the payment of more than a de minimis amount of compensation, damages, taxes, fines, penalties, or other amounts, however designated, for that Borrower's failure to comply with any Applicable Law referenced in Section 4:4-10(d)(i).

         4-11. Taxes.

               (a) With respect to the Borrowers' federal, state, and local tax liability and obligations:

                  (i) The Lead Borrower, in compliance with all Applicable Law, has properly filed all federal and material state and local returns required to be filed as of the date of this Agreement and shall file all such returns during the term of this Agreement.

                  (ii) Except as described on EXHIBIT 4:4-11 or as would not be reasonably likely to have a Material Adverse Effect:

                       (A) At no time has any Borrower received from any taxing
               authority any request to perform any examination of or with respect to any Borrower nor any other written or verbal notice in any way relating to any claimed failure by any Borrower to comply with all Applicable Law concerning payment of any taxes or other amounts in the nature of taxes.

                       (B) No agreement is extant which waives or extends any
               statute of limitations applicable to the right of any taxing authority to assert a deficiency or make any other claim for or in respect to federal income taxes.

                       (C) No issue has been raised in any tax examination of
               any Borrower which, by application of similar principles, reasonably could be expected to result in the assertion





                                       ..32..

               of a deficiency for any fiscal year open for examination, assessment, or claim by any taxing authority.

               (b) The Borrowers have, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against any Borrower by any person or entity whose claim could result in an Encumbrance upon any asset of any Borrower or by any governmental authority, except where being contested in good faith and adequate reserves have been maintained in accordance with GAAP; exercise any trust responsibilities imposed upon any Borrower by reason of withholding from employees' pay or by reason of any Borrowers' receipt of sales tax or other funds for the account of any third party in accordance with law; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by any Borrower; and timely file all federal and material state and local tax and other material returns and other reports with each governmental authority to whom any Borrower is obligated to so file.

         4-12. No Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations U, T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         4-13. ERISA.

              (a) Neither any Borrower nor any ERISA Affiliate has ever:

                  (i) Except for violations that could not be expected to have a Material Adverse Effect, violated or failed to be in full compliance with any Borrower's Employee Benefit Plan.

                  (ii) Failed timely to file all material reports and filings required by ERISA to be filed by any Borrower.

                  (iii) Engaged in any nonexempt "prohibited transactions" or "reportable events" (respectively as described in ERISA).

                  (iv) Engaged in, or committed, any act such that a tax or penalty reasonably could be imposed upon any Borrower on account thereof pursuant to ERISA.

                  (v) Accumulate any material cumulative funding deficiency within the meaning of ERISA.

                  (vi) Terminated any Employee Benefit Plan such that a lien could be asserted against any assets of any Borrower on account thereof pursuant to ERISA.

                  (vii) Been a member of, contributed to, or have any obligation under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.





                                       ..33..

               (b) Neither any Borrower nor any ERISA Affiliate shall ever engage in any action of the type described in Section 4:4-13(a).

         4-14. Hazardous Materials.

               (a) No Borrower has ever: (i) been legally responsible for any release or threat of release of any Hazardous Material or (ii) received notification of the incurrence of any expense in connection with the assessment, containment, or removal of any Hazardous Material for which that Borrower would be responsible.

               (b) Each Borrower shall: (i) dispose of any Hazardous Material only in compliance with all Environmental Laws and (ii) have possession of any Hazardous Material only in the ordinary course of that Borrowers' business and in compliance with all Environmental Laws.

         4-15. Litigation. Except as described in EXHIBIT 4:4-15, annexed hereto, there is not presently pending or threatened against any Borrower any suit, action, proceeding, or investigation which, if determined adversely to any Borrower, would have a Material Adverse Effect.


         4-16. Investments and Loans. None of the Borrowers will (i) purchase or acquire any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person, (ii) acquire all or substantially all of the assets of any entity, (iii) make any loan, advance or extension of credit to, or contribution to the capital of, any other Person,
(iv) purchase any real estate for sale or investment, (v) purchase any commodities futures contracts other than in connection with bona fide hedging transactions in the ordinary course of business, (vi) make any other investment in any other Person, or (vii) make any commitment or acquisition of any option or enter into any other arrangement for the purpose of making any of the foregoing investments, loans or acquisitions (all of the foregoing being referred to collectively as "Investments"); except for:

         (a) Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America, (ii) certificates of deposit or other deposit instruments or accounts of the Lender or other banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $500,000,000 and are members of the Federal Deposit Insurance Corporation, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc., or Standard & Poor's Corporation, respectively, or their successors or municipal bonds with at least the equivalent rating, (iv) any repurchase agreement secured by any one or more of the foregoing; (v) loans to employees not exceeding $250,000 in the aggregate outstanding at any time, provided that no such loan shall be made during the existence of a Default; and (vi) advances to that Borrower's officers, employees, and salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of that Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by that Borrower.





                                       ..34..

         (b) Investments by a Borrower in another Borrower (whether in a Borrower named herein or in a Person that becomes a becomes a "Borrower" by the execution of a joinder agreement reasonably satisfactory to the Lender);

         (c) Investments by any Borrower in a joint venture, corporation, partnership or other similar business entity; provided, however, that at the time of such investment and immediately thereafter no Borrower is in Default and
(i) such Investment, if in equity securities, involves the purchase, in the aggregate, of no more than 49% of the voting equity securities of such entity on a fully diluted basis, and (ii) such Investments shall not exceed (x) $2,000,000 in any one joint venture, corporation, partnership or other similar business entity in any fiscal year (provided, however, such individual limitation shall be exclusive of any and all Investments made prior to the date of this Agreement) and (y) $5,000,000 in the aggregate of all such Investments in any fiscal year.

         4-17. Dividends. None of the Borrowers shall pay any cash or cash equivalent dividends on any class of capital stock or make any other distribution or payment on account of or in redemption, retirement, or repurchase of any of its equity securities, except (a) any such payments or distributions made by the subsidiaries to the Lead Borrower, (b) stock dividends paid by the Lead Borrower, and (c) cash dividends paid by the Lead Borrower to its stockholders and purchases of stock by the Lead Borrower pursuant to its stock repurchase plan previously forwarded to the Lender, provided that no Default (i) shall exist on the date any such cash dividend is paid or (ii) would exist after giving effect thereto; either as of such date or (on a pro forma basis) as of the next succeeding testing date.

         4-18. Corporate Action. Mergers and Acquisitions. Without the prior written consent of the Lender (which consent, provided no Borrower is then in Default, shall not be unreasonably withheld or delayed), no Borrower shall (i) merge or consolidate or be merged or consolidated with or into any other corporation or other entity except for a merger or consolidation of a Borrower with and into any other Borrower or (ii) consolidate any of that Borrower's operations with those of any other Person other than of another Borrower.

         4-19. Line of Business. The Borrowers, taken as a whole, shall not engage in any business other than the business in which they are currently engaged or a business reasonably related thereto.

         4-20. Affiliate Transactions. No Borrower shall make any payment, nor give any value to any Affiliate except on terms which shall be no less favorable to that Borrower than those which would have been charged and imposed in an arms length transaction.

         4-21. Dissolution of Certain Subsidiaries. The Lead Borrower shall dissolve (in accordance with the applicable laws and procedures of the jurisdictions of organization) LoJack Venture Corporation, a Massachusetts





                                       ..35..

corporation and LoJack FSC, Ltd., a corporation organized under the laws of Barbados on or before September 1, 2002 and shall cause the assets (if any) of those corporations to be distributed to a Borrower on or before such date.

         4-22. Further Assurances. Each Borrower shall execute and deliver to the Lender such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Lender may reasonably request to carry into effect the provisions and intent of this Agreement.

         4-23. Adequacy of Disclosure.

               (a) All financial statements furnished to the Lender by the Lead Borrower have been prepared in accordance with GAAP consistently applied and present fairly the financial Consolidated condition of the Borrowers at the date(s) thereof and Consolidated results of operations and cash flows for the period(s) covered (provided however, that unaudited financial statements are subject to normal year end adjustments and to the absence of footnotes). There has been no change in the Consolidated financial condition, results of operations, or cash flows of the Borrowers since the date(s) of such financial statements, which changes have not been materially adverse, either singularly or in the aggregate.

               (b)  As of the date hereof, except as set forth on EXHIBIT 4:
4-23, no Borrower has any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers' Consolidated financial statements furnished to the Lender prior to the execution of this Agreement.

               (c) No document, instrument, agreement, or paper now or hereafter given to the Lender by or on behalf of each Borrower or any guarantor of the Liabilities in connection with the execution of this Agreement taken as a whole by the Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not misleading. There is no fact known to any Borrower which has, or which, in the foreseeable future could reasonably be expected to have, a Material Adverse Effect which has not been disclosed in writing to the Lender.

         4-24. Primary Accounts. In order to permit the Lender to monitor the Borrowers' financial performance and condition, the Borrowers shall maintain their primary depository and operating accounts with the Lender.


Article 5: Financial Reporting and Performance Covenants:

         5-1.  Maintain Records. The Borrowers shall:

               (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrowers' financial transactions, all in accordance with GAAP applied consistently with prior





                                       ..36..

periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and its results of operations for, the periods in question.

               (b) Timely provide the Lender with those financial reports, statements, and schedules required by this Article 5: or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the Consolidated financial condition of the Borrowers at the close of, and the results of operations for, the period(s) covered therein.

               (c) At all times, keep accurate current records of the Assets including, without limitation, accurate current stock, cost, and sales records of its inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of inventory and the cost and selling prices thereof.

               (d) At all times, retain nationally recognized independent certified public accountants and instruct such accountants to fully cooperate with, and be available to, the Lender to discuss the Borrowers' financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Lender.

               (e)  Not change the Lead Borrower's fiscal year.

         5-2.  Access to Records.

               (a) Upon reasonable notice, each Borrower shall accord the Lender with access during normal business hours from time to time as the Lender may require to all properties owned by or over which any Borrower has control. Upon reasonable notice, the Lender shall have the right, and each Borrower will permit the Lender from time to time as Lender may request during normal business hours, to examine, inspect, copy, and make extracts from any and all of the Borrowers' books, records, electronically stored data, papers, and files. Each Borrower shall make all of that Borrower's copying facilities available to the Lender during normal business hours.

               (b) Upon reasonable notice, each Borrower hereby authorizes the Lender during normal business hours to inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to any Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Lender with respect thereto.

               (c) The Lender from time to time may designate one or more representatives to exercise the Lender's rights under this Section 5:5-2 as fully as if the Lender were doing so.

         5-3.  Immediate Notice to Lender.

               (a) The Lead Borrower shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:





                                       ..37..

                  (i) Any change in Lead Borrower's President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

                  (ii) Any material adverse change in the business, operations, or financial affairs of the Borrowers taken as a whole.

                  (iii) Any Borrower's becoming in Default.

                  (iv) The discharge of the Lead Borrower's present independent accountants or any wqithdrawal or resignation by such independent accountants from their acting in such capacity (as to which, see Subsection 5:5-1(d)).

                  (v) Any litigation which, if determined adversely to any Borrower, might have a Material Adverse Effect.

              (b)  The Lead Borrower shall:

                  (i) Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Lead Borrower generally.

                  (ii)  Provide the Lender:

                       (A) When filed, copies of all filings made by it with the SEC.

                       (B) When received, copies of all correspondence from the SEC, other than routine non-substantive general communications from the SEC.

                  (iii) Provide the Lender, when received by any Borrower, with a copy of any management letter or similar communications from any accountant of any Borrower.

         5-4. Quarterly Reports. (a Quarterly, within sixty (60) days following the end of each of the Lead Borrower's fiscal quarters, the Lead Borrower shall provide the Lender a certified copy of a management prepared Consolidated financial statement of the Borrowers for the period from the beginning then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year.

              (b) As and when filed, but in no event later than sixty (60) days following the end of each of the Lead Borrower's fiscal quarters, the Lead Borrower's 10Q filed with the SEC.

              (c) Quarterly, within sixty (60) days following the end of each of the Lead Borrower's fiscal quarters, the Lead Borrower shall furnish the Lender with the compliance certificate described in Section 5:5-6.

         5-5. Annual Reports.





                                       ..38..

              (a) Annually, within one hundred twenty (120) days following the end of the Lead Borrower's fiscal year, the Lead Borrower shall furnish the Lender with a certified copy of the Borrowers' Consolidated, audited annual financial statement, which statement shall have been prepared by, and bear the unqualified opinion of, the Borrowers' independent certified public accountants (i.e. said statement shall be "certified" by such accountants) and shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.

              (b) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in conducting the audit for such annual statement, nothing came to the attention of such accountants to believe that no Borrower is in Default (or that, if the Borrower is in Default, the facts and circumstances thereof).

              (c)  As and when filed, but in event later than one hundred twenty
         (120) days following the end of the Lead Borrower's fiscal year, the Lead Borrower's 10K filed with the SEC.

              (d) Annually, within one hundred twenty (120) days following the end of the Lead Borrower's fiscal year, the Lead Borrower shall furnish the Lender with the compliance certificate described in Section 5:5-6.

         5-6. Compliance Certificates. The Lead Borrower shall provide to the Lender a compliance certificate with those quarterly and annual statements to be furnished pursuant to this Agreement, which certificate shall:

              (a) Indicate that the subject statement was prepared in accordance with GAAP consistently applied and presents fairly the Consolidated financial condition of the Borrowers at the close of, and the results of the Borrowers' operations and cash flows for, the period(s) covered, subject, however to the following:

                  (i) Usual year end adjustments (this exception shall not be included in the Certificate which accompanies such annual statement).

                  (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenant imposed pursuant to Section 5:5-8.

              (b) Indicate either that (i) no Borrower is in Default, or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrowers to be taken on account thereof.

              (c) Include calculations concerning the Borrowers' compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5:5-8 hereof.





                                       ..39..

     5-7. Additional Financial Information. In addition to all other information required to be provided pursuant to this Article 5:, the Borrower promptly shall provide the Lender with such other and additional information concerning the Borrowers, the operation of the Borrowers' business, and the Borrowers' financial condition as the Lender may from time to time reasonably request from the Borrower.

     5-8. Financial Performance Covenants. The Borrowers shall observe and comply with those financial performance covenants set forth on EXHIBIT 5:5-8, annexed hereto without, however, taking into account Material Accounting Changes in delivering such compliance. The Lender may determine the Borrowers' compliance with such covenants based upon financial reports and statements provided by the Lead Borrower to the Lender (whether or not such financial reports and statements are required to be furnished pursuant to this Agreement) as well as by reference to interim financial information provided to, or developed by, the Lender.


Article 6: - Events of Default:

     The occurrence of any event described in this Article 6: shall constitute an "Event of Default" herein. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and any Borrower and instruments and papers heretofore, now, or hereafter given the Lender by any Borrower.

     6-1. Failure to Pay the Revolving Credit. The failure by any Borrower to pay when due any principal of, interest on, or fees in respect of, the Revolving Credit.

     6-2. Failure To Make Other Payments. The failure by any Borrower to pay within three (3) Business Days of when due (or upon demand, if payable on demand) any payment Liability other than any payment liability on account of the principal of, or interest on, or fees in respect of, the Revolving Credit.

     6-3. Failure to Perform Covenant or Liability (No Grace Period). The failure by any Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability included in any of the following provisions hereof:

             Section          Relates to       :
             ----------------------------------
             4:4-4                  Indebtedness
             4:4-16-4:4-18          Dividends. Investments. Other Corporate Actions
             4:4-20                 Affiliate Transactions
             Article 5:             Reporting Requirements and Financial Performance Covenants

     6-4. Failure to Perform Covenant or Liability (Grace Period). The failure by any Borrower, within thirty (30) days following the earlier of any Borrowers' knowledge of a breach of any covenant or Liability not





                                       ..40..

described in Sections 6:6-1, 6:6-2 or 6:6-3 or of its receipt of written notice from the Lender of the breach of any of any of such covenants or Liabilities.

     6-5. Misrepresentation. The determination by the Lender that any representation or warranty at any time made by any Borrower to the Lender in this Agreement or in any certificate or instrument delivered hereunder shall prove to have been incorrect in any material respect when made.

     6-6. Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of any Borrower in excess of $200,000 in the aggregate to any creditor other than the Lender could be accelerated or, without the consent of any Borrower, any Capital Lease could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

     6-7. Default Under Other Agreements. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document) between the Lender and any Borrower or instrument given by any Borrower to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default).

     6-8. Uninsured Casualty Loss. The occurrence of any uninsured loss, theft, damage, or destruction of or to any material portion of the Assets. For the purposes of this Section 6:6-8, "material portion of the Assets" shall mean assets valued at $1,000,000 or more in the aggregate.

     6-9. Attachment. Judgment. Restraint of Business.

          (a) The service of process upon the Lender or any Participant seeking to attach, by trustee, mesne, or other process, funds of any Borrower on deposit with, or assets of any Borrower in the possession of, the Lender or such Participant in excess of $200,000.00.

          (b) The entry of any judgment against any Borrower in excess of $200,000, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

          (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Borrower of its business in the ordinary course, which is reasonably likely to have a Material Adverse Effect.

     6-10. Business Failure. Any act by, against, or relating to any Borrower, or its property or assets, which act constitutes the determination, by any Borrower, to initiate a program of partial or total





                                       ..41..

self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of any Borrower's property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of any Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Borrower; the offering by or entering into by any Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Borrower of the liquidation or winding up of all or any part of any Borrower's business or operations.

     6-11. Bankruptcy. The failure by any Borrower to generally pay the debts of that Borrower as they mature; adjudication of bankruptcy or insolvency relative to any Borrower; the entry of an order for relief or similar order with respect to any Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Borrower initiating any matter in which any Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Borrower initiating any matter in which that Borrower is or may be granted any relief from the debts of that Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Borrower by appropriate proceedings or, if so contested, is not dismissed within sixty (60) days of when filed.

     6-12. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Borrower, under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any property of any Borrower and/or the imposition of any stay or other order, the effect of which could reasonably be expected to have a Material Adverse Effect.

     6-13. Challenge to Loan Documents.

          (a) Any challenge by or on behalf of any Borrower to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

          (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document's terms or which voids,





                                       ..42..

avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

     6-14. Key Management. If any of (i) Keith E. Farris, (ii) Ronald J. Rossi or (iii) Joseph F. Abely are no longer actively involved in the day to day management of the Lead Borrower and replacements satisfactory to the Lender are not made within sixty (60) days.

     6-15. Change in Control. Any Change in Control.

Article 7: - Rights and Remedies Upon Default:

     7-1. Acceleration. Upon the occurrence of any Event of Default described in 6:6-11 and at the Lender's option upon the occurrence of any other Event of Default, and at all times thereafter, the Lender may declare all indebtedness of the Borrowers to the Lender to be immediately due and payable and may exercise all of the Lender's Rights and Remedies as the Lender from time to time thereafter determines as appropriate, including those rights and remedies set forth in this Article 7:.

     7-2. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the" Lender's Rights and Remedies") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender's Rights and Remedies. No waiver by the Lender of any of the Lender's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender's Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

Article 8: - Notices:

     8-1. Notice Addresses. All notices, demands, and other communications made in respect of any Loan Document (other than a request for a loan or advance or other financial accommodation under the Revolving





                                       ..43..

Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:
                                  Citizens Bank of Massachusetts
                                  28 State Street
                                  Boston, Massachusetts 02109
                                  Attention     : David Farwell, Vice President
                                  Fax           : 617-725-5693

          With a copy to:
                                  Riemer & Braunstein LLP
                                  Three Center Plaza
                                  Boston, Massachusetts 02108
                                  Attention     : Michael S. Fallman, Esquire
                                  Fax           : 617 880 3456

If to the Lead Borrower
And All Borrowers:                LoJack Corporation
                                  200 Lowder Brook Drive, Suite 1000
                                  Westwood, Massachusetts 02090
                                  Attention     : Keith E. Farris, Chief
                                                  Financial Officer
                                  Fax           :

          With a copy to:
                                  Sullivan & Worcester LLP
                                  One Post Office Square
                                  Boston, Massachusetts 02109
                                  Attention     : Thomas A. Wooters, Esquire
                                  Fax           : 617-338-2880


          8-2.     Notice Given.

                   (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):
                      (i) By mail: the sooner of when actually received or three (3) days following deposit in the United States mail, postage prepaid.
                      (ii) By recognized overnight express delivery: the Business Day following the day when sent.
                      (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.
                      (iv) By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one
          (1) hour after being sent. Otherwise, at the opening of the then next Business Day.
                   (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.


Article 9: - Term:





                                       ..44..

     9-1. Termination of Revolving Credit. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2:2-4 hereof) until the Termination Date.

     9-2.  Actions On Termination.

           (a) On the Termination Date, the Borrowers shall pay the Lender (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the following:

                (i) The entire balance of the Loan Account (including the unpaid principal balance of the Revolving Credit Loans).

                (ii) Any payments due on account of the indemnification obligations included in Section 2:2-8(d).

                (iii) Any accrued and unpaid Unused Line Fee.

                (iv) All unreimbursed costs and expenses of the Lender; for which each Borrower is responsible.

                (v)   All other Liabilities.

           (b) On the Termination Date, the Borrowers shall also shall make such arrangements concerning any L/C's then outstanding as are reasonably satisfactory to the Lender.

           (c) Until such payment (Section 9:9-2(a)) and arrangements concerning L/C's (Section 9:9-2(b)), all provisions of this Agreement, other than those included in Article 2: which place any obligation on the Lender to make any loans or advances or to provide any financial accommodations to any Borrower shall remain in full force and effect until all Liabilities shall have been paid in full.

Article 10: - General:

     10-1. Protection of Assets. The Lender has no duty as to the collection or protection of the Assets beyond the safe custody of such of the Assets as may come into the possession of the Lender.

     10-2. Publicity. The Lender may issue a "tombstone" notice of the establishment of the credit facility contemplated by this Agreement and may make reference to each Borrower (and may utilize any logo or other distinctive symbol associated with each Borrower) in connection with any advertising, promotion, or marketing undertaken by the Lender with the approval of Lead Borrower (which approval shall not be unreasonably withheld).





                                       ..45..

     10-3. Successors and Assigns. This Agreement shall be binding upon the Borrowers and their respective representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Borrower shall have any rights hereunder. In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

     10-4. Severability. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

     10-5. Amendments. Course of Dealing.

           (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Borrower and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Lead Borrower of any Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

           (b) Each Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Borrowers (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

     10-6. Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency





                                       ..46..

charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject the Lender to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender's principal executive office is located); or

     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within fifteen (15) days after demand by the Lender, the Borrowers shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction.

     10-7. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or person controlling the Lender, and the Lender reasonably determines that the rate of return on its or such controlling person's capital as a consequence of its commitments or the loans made by the Lender is reduced to a level below that which the Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Lead Borrower, the Borrowers shall promptly pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling person for such reduction in rate of return. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, the Lender may use any commercially reasonable method of averaging and attribution that it shall deem appropriate in good faith.





                                       ..47..

     10-8. Taxes. All payments by the Borrowers of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

     (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

     (b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

     (c) pay to the Lender such additional amount or amounts (if any) as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted.

If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

     10-9. Costs and Expenses of the Lender.

           (a) The Borrowers shall pay from time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements (including attorneys' reasonable fees and expenses) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities.





                                       ..48..

            (b) Each Borrower authorizes the Lender to pay all such fees and expenses and in the Lender's discretion, to add such fees and expenses to the Loan Account.

            (c) The undertaking on the part of each Borrower in this Section 10:10-9 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this
Section 10:10-9.

     10-10. Confidentiality. In handling any confidential information, the Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to the Lender's subsidiaries or affiliates in connection with their business with the Borrowers; (ii) to prospective transferees or purchasers of any interest in the Liabilities (provided, however, the Lender shall use commercially reasonable efforts in obtaining such prospective transferee's or purchaser's agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with the Lender's examination or audit; and (v) as the Lender considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in the Lender's possession when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender; or (b) is disclosed to the Lender by a third party, if the Lender does not know that the third party is prohibited from disclosing the information.

     10-11. Copies and Facsimiles. Each Loan Document and all documents and papers which relates thereto which have been or may be hereinafter furnished the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

     10-12. Massachusetts Law. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

     10-13. Consent to Jurisdiction.

            (a) Each Borrower agrees that any legal action, proceeding, case, or controversy against any Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as





                                       ..49..

the Lender may elect in the Lender's sole discretion. By execution and delivery of this Agreement, each Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

            (b) Each Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Borrower at the Lead Borrower's address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

            (c) Each Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

            (d) Nothing herein shall affect the right of the Lender to bring legal actions or proceedings in any other competent jurisdiction.

            (e) Each Borrower agrees that any action commenced by any Borrower asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

     10-14. Indemnification. Each Borrower shall indemnify, defend, and hold the Lender and any Participant and any of their respective employees, officers, or agents (each, an "Indemnified Person") harmless of and from any claim brought or threatened against any Indemnified Person by any Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees, expenses, and disbursements in connection therewith) on account of the relationship of the Borrowers or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) the occurrence of any Event of Default; or (y) the exercise of any rights or remedies under any of the Loan Documents (each of which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender's selection, but at the expense of the Borrowers) other than any claim as to which a final determination is made in a judicial proceeding (in which the Lender and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Borrowers, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 10:10-14.





                                       ..50..

     10-15. Indemnification Regarding LIBOR Rate Loans. In addition to any other indemnification provisions herein, each Borrower agrees to reimburse the Lender (without duplication) for any increase in the cost to the Lender, or reduction in the amount of any sum receivable by the Lender, in respect, or as a result of:

     (a) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2:2-10 or otherwise;

     (b) any loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

     (c) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

     (d) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 2:2-10 or otherwise;

The Lender shall promptly notify the Lead Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrowers understand, agree and acknowledge the following: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrowers have accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Lender. The Borrowers further agree to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

     10-16. Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

            (a) Unless otherwise specifically provided for herein (and then only to the extent so provided), interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.





                                       ..51..

              (b) Words in the singular include the plural and words in the plural include the singular.

              (c) Cross references to Sections in this Agreement begin with the
Article in which that Section appears, followed by a colon, and then the Section to which reference is made. (For example, a reference to "Section 5:5-6" is to Section 5-6, which appears in Article 5 of this Agreement).

              (d) Titles, headings (indicated by being underlined or shown in Small Capitals) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument's meaning, construction, or effect.

              (e) The words "includes" and "including" are not limiting.

              (f) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.

              (g) Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

              (h) The words "may not" are prohibitive and not permissive.

              (i) Any reference to a Person's "knowledge" (or words of similar import) are to such Person's knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such "knowledge" (whether or not such investigation has actually been undertaken).

              (j) Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

              (k) The term "Dollars" and the symbol "$" each refers to United States Dollars.

              (l) Unless limited by reference to a particular Section or provision, any reference to "herein", "hereof", or "within" is to the entire Loan Document in which such reference is made.

              (m) References to "this Agreement" or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

              (n) Except as otherwise specifically provided, all references to time are to Boston time.

              (o) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

                  (i) Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

                  (ii)  The word "from" means "from and including".

                  (iii) The words "to" and "until" each mean "to, but excluding".





                                       ..52..

                     (iv) The word "through" means "to and including".

                 (p) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 10:10-17 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

          10-17. Intent. It is intended that:

                 (a) This Agreement take effect as a sealed instrument.

                 (b) All reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender's relationship(s) with any Borrower shall be borne by the Borrowers.

                 (c) Unless otherwise explicitly provided herein, the Lender's consent to any action of any Borrower which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion and without reference to Section 2:2-12 hereof.

          10-18. Participations: The Lender may sell participations in the Lender's interests herein to one or more financial institutions (each, a "Participant").

          10-19. Right of Set-Off. To the extent permitted by law, any and all deposits or other sums at any time credited by or due to any Borrower from the Lender or any Participant or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Borrower to the Lender or any Participant or such Affiliate and, following the occurrence and during the continuance of any Event of Default, may be applied or set off against the Liabilities and against such obligations, whether or not such are then due and whether or not other collateral is then available to the Lender.

          10-20. Pledges To Federal Reserve Banks: Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act (12 U.S.C. (S)341) from pledging all or any portion of that Lender's interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

          10-21. Maximum Interest Rate. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any





                                       ..53..

amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as collateral for the Liabilities.

          10-22.   Waivers.

                   (a) Each Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 10:10-22(b), below, knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrowers as provided herein, whether not or in the future, is relying on such waivers.

                   (b) EACH BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:

                       (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice.

                       (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender's exercising of the Lender's rights upon default.

                       (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY BORROWER OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

                       (iv) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                       (v) Any claim to consequential, special, or punitive damages.

                             Signature Page Follows





                                       ..54..

          EXECUTED under seal as of the date first written above.

                                 Lead Borrower:

                                                             LOJACK CORPORATION


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------


                                 Borrowers:

                                                             LOJACK CORPORATION


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------



                                               LOJACK INTERNATIONAL CORPORATION


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------



                                               LOJACK OF NEW JERSEY CORPORATION


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------





                                       ..55..

                                                         RECOVERY SYSTEMS, INC.


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------



                                                    LOJACK HOLDINGS CORPORATION


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------



                                                   LOJACK OF PENNSYLVANIA, INC.


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------



                                         LOJACK RECOVERY SYSTEMS BUSINESS TRUST


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: Trustee
                                              ----------------------------------





                                       ..56..

                                                            LOJACK ARIZONA, LLC


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: Trustee
                                              ----------------------------------



                                               VEHICLE RECOVERY SYSTEMS COMPANY


                                       By          /s/ Joseph F. Abely
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  Joseph F. Abely
                                              ----------------------------------

                                       Title: President
                                              ----------------------------------




                                    Lender:

                                                 CITIZENS BANK OF MASSACHUSETTS


                                       By            /s/ David Farwell
                                          --------------------------------------
                                                      Duly Authorized

                                 Print Name:  David Farwell
                                              ----------------------------------

                                       Title: Vice President
                                              ----------------------------------





                                       ..57..

                                Omitted Exhibits

         The following exhibits to the Loan Agreement have been omitted:

Exhibit Number                                  Exhibit Title
--------------                                  -------------
2:2-7                                           Revolving Credit Note
3:3-3                                           Closing Agenda
4:4-2                                           Borrower Certificates
4:4-4                                           Indebtedness
4:4-5                                           Encumbrances
4:4-8                                           Leases
4:4-11                                          Taxes
4:4-15                                          Litigation
4:4-23                                          Contingent Obligations
5:5-8                                           Financial Performance Covenants

         The Registrant agrees to furnish supplementally a copy of the foregoing omitted exhibits to the Securities and Exchange Commission upon request.